As filed with the Securities and Exchange Commission on May 15, 2020

Registration No. 333-219620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219620

UNDER THE SECURITIES ACT OF 1933

CARBO Ceramics Inc.

(Exact name of registrant as specified in its charter)

Delaware	72-1100013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
575 North Dairy Ashford, Suite 300 Houston, Texas 77079
(Address of principal executive offices, including zip code)

Amended and Restated CARBO Ceramics Inc. Omnibus Incentive Plan

CARBO Ceramics Inc. Savings and Profit Sharing Plan

(Full title of the plans)

Ernesto Bautista III

Vice President and Chief Financial Officer

575 North Dairy Ashford, Suite 300

Houston, Texas 77079

(Name and address of agent for service)

(281) 921-6400

(Telephone number, including area code, of agent for service)

with copy to:

Michael S. Telle

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (the “Registration Statement”) filed by CARBO Ceramics Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 2, 2017, pertaining to the registration of an aggregate of 850,000 shares (collectively, the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), comprised of (i) 700,000 shares of Common Stock reserved for issuance pursuant to the Amended and Restated 2014 CARBO Ceramics Inc. Omnibus Incentive Plan and (ii) 150,000 shares of Common Stock for offer and sale pursuant to the CARBO Ceramics Inc. Savings and Profit Sharing Plan.

On March 29, 2020, the Company and its direct wholly owned subsidiaries Asset Guard Products Inc. and StrataGen, Inc. filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Pursuant to an order entered by the Bankruptcy Court, the Chapter 11 cases are being jointly administered under the caption In re CARBO Ceramics Inc., et al., Case No. 20-31973 (the “Chapter 11 Cases”).

In connection with the Chapter 11 Cases, the Company has terminated any offering of securities pursuant to the Registration Statement and does not intend to issue any further Shares under the plans covered by the Registration Statement (the “Plans”). Accordingly, pursuant to the undertaking made by the Company in the Registration Statement, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration any Shares that had been reserved for issuance under the Plans that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 15, 2020. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

CARBO Ceramics Inc.

By:	/s/ Gary A. Kolstad
Gary A. Kolstad
President, Chief Executive Officer and Director

By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and
Chief Financial Officer

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